Exhibit 1

NOTICE TO THE BONDHOLDERS

PETROPAVLOVSK 2010 LIMITED
(incorporated with limited liability in Jersey with registered number 104830)

US$380,000,000 4.00 per cent Guaranteed Convertible Bonds due 2015
(of which US$310,500,000 in principal amount remain outstanding)

ISIN: XS0482875811

(the Bonds)

convertible into redeemable preference shares
of Petropavlovsk 2010 Limited which are guaranteed by,
and will be exchangeable immediately upon issuance for, ordinary shares in

PETROPAVLOVSK PLC
(incorporated with limited liability in England and Wales with registered number 04343841)

NOTICE IS HEREBY GIVEN to the holders of the Bonds that the resolution of writing of the holders published on 22 December 2014 to extend the Final Maturity Date of the Bonds from 18 February 2015 to 18 March 2015 has been duly passed.

This Notice is given by

PETROPAVLOVSK 2010 LIMITED

5 January 2015

The consent solicitation for the adoption of the resolution sought involves the securities of a company incorporated under the laws of Jersey and for the securities of a company incorporated under the laws of England and Wales, and is subject to Jersey disclosure requirements and English law disclosure requirements, which are different from those of the United States. The financial information published by Petropavlovsk PLC is prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. Any offer of new securities has been or will be made (a) in the United States pursuant to the exemption from (i) the US registration requirements under the Securities Act of 1933 provided by Rule 802 thereunder and (ii) the US tender offer rule requirements under the Securities Exchange Act of 1934 provided by Rule 14d-1(c) thereunder and (b) otherwise in accordance with the requirements of Jersey law and English law. Accordingly, the consent solicitation for the adoption of the resolution will be subject to disclosure and other procedural requirements, including with respect to timetable, that are different from those applicable under US registration requirements and US domestic tender offer procedures and law.

It may be difficult for US holders of the securities to enforce their rights and any claim arising out of the US federal securities laws, since each of Petropavlovsk 2010 Limited and Petropavlovsk PLC is located in a country other than the United States, and some or all of their respective officers and directors may be residents of a country other than the United States. US holders of the securities may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment. US holders of the securities should be aware that each of Petropavlovsk 2010 Limited and Petropavlovsk PLC may purchase the Bonds in other transactions, such as in open market or privately negotiated purchases.